Exhibit 15.3
CONSENT TO BE NAMED AS DIRECTOR
In connection with the Annual Report on Form 20-F (including any and all amendments or supplements thereto, the “Annual Report”) of Cognyte Software Ltd. (the “Company”), the undersigned hereby consents to being named and described in the Annual Report filed with the U.S. Securities and Exchange Commission as a person to become a director of the Company, with such appointment to become effective as of May 1, 2024.
IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 9th day of April, 2024.

/s/ Sarit Sagiv
Name: Sarit Sagiv